AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series
of Shares of Beneficial Interest Without Par Value
(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended and restated on October 19, 1988, September 19, 2000, March 19, 2002, September 16, 2002, March 14, 2006, September 19, 2006 and June 18, 2008 (the “Declaration of Trust”), hereby further divide the shares of the Trust into two additional series of shares of beneficial interest known as “Mortgage Fund” and “Global Balanced Fund” (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

Effective May 1, 2011, the Trust shall have established and designated a total of 18 series of shares of beneficial interest, comprised of Class 1 and Class 2 shares, or Class 1, Class 2 and Class 3 shares.

Pursuant to Section 9.3 of the Declaration of Trust, the aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholder of the Trust in order to conform the Trust to the requirements of applicable federal laws and regulations.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

The foregoing shall be effective as of the date set forth below.

/s/ Lee A. Ault III
Lee A. Ault III, as Trustee

/s/ William H. Baribault
William H. Baribault, as Trustee

/s/ James K. Dunton
James K. Dunton, as Trustee

/s/ James G. Ellis
James G. Ellis, as Trustee

/s/ Martin Fenton
Martin Fenton, as Trustee

/s/ Leonard R. Fuller
Leonard R. Fuller, as Trustee

/s/ R. Clark Hooper
R. Clark Hooper, as Trustee

/s/ Merit E. Janow
Merit E. Janow, as Trustee

/s/ Laurel B. Mitchell
Laurel B. Mitchell, as Trustee

/s/ Frank M. Sanchez
Frank M. Sanchez, as Trustee

/s/ Donald D. O’Neal
Donald D. O’Neal, as Trustee

/s/ Margaret Spellings
Margaret Spellings, as Trustee

/s/ W. Scott Hedrick	/s/ Steadman Upham
W. Scott Hedrick, as Trustee	Steadman Upham, as Trustee

Dated:  December 1, 2010